EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP TO EXCEED EARNINGS EXPECTATIONS FOR FIRST QUARTER OF 2007

WAYNE, N.J., Thursday, April 5, 2007 - Valley National Bancorp (NYSE:VLY) (“Valley”) expects to release its 2007 first quarter earnings after the market closes on Wednesday, April 18, 2007. Valley anticipates reporting earnings above analyst estimates due to several events which occurred during the quarter.

On March 23, 2007, Valley sold a nine-story building in Manhattan for approximately $37.5 million while simultaneously entering into a long-term lease for its branch office located on the first floor. Valley elected to sell the property because it was not a major occupant of the building and the asset, monetized at its current market value, could be reallocated to interest-earning assets, which should increase future earnings. The transaction resulted in a $32.3 million pre-tax gain, of which $16.4 million will be recorded in Valley’s first quarter earnings as allowed under sale-leaseback accounting rules. On an after-tax basis, the sale will result in additional income of approximately $0.09 per common share for the quarter. The remaining $15.9 million portion of the gain will be deferred and amortized into earnings over the lease term of 20 years. Valley owns over 90 properties in northern New Jersey and New York City and will consider monetizing these properties in the future based on prevailing market conditions and the opportunity to better utilize any appreciation on such assets.

Effective January 1, 2007, Valley elected early adoption of Statements of Financial Accounting Standards (“SFAS”) No.159 and 157. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, Valley selected the fair value measurement option for various pre-existing financial assets and liabilities, including investment securities from both the held to maturity and available for sale portfolios totaling approximately $1.4 billion, mortgage loans of $254 million, Federal Home Loan Bank advances of $40 million and junior subordinated debentures issued to capital trusts (commonly known as “trust preferred securities”) of $206 million. The initial fair value measurement of these items resulted in, approximately, a $31 million cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS No. 159, this one-time charge will not be recognized in current earnings.

As a result of Valley’s fair value measurement election for the above financial instruments, Valley will record trading gains in its first quarter earnings for the change in fair value of such instruments from the election date of January 1, 2007 to March 31, 2007. Additionally, Valley believes its adoption of the standard will have a positive impact on its ability to manage the market and interest rate risks associated with certain financial instruments, and potentially benefit interest income, net income and earnings per common share during the remainder of 2007, as well as future periods.

On April 3, 2007, Valley purchased various derivative financial instruments designed to hedge the market risks associated with approximately $925 million of the $1.4 billion investment securities Valley elected to fair value on January 1, 2007.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 169 branches in 111 communities serving 13 counties throughout northern and central New Jersey and New York City.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.